News Release JLL names Moses Ojeisekhoba to its Board of Directors CHICAGO, Nov. 15, 2022 – Jones Lang LaSalle Incorporated (NYSE: JLL) announced that Moses Ojeisekhoba was elected as an independent, non-executive member of its Board of Directors effective Dec. 1, 2022. He will serve as a member of the Compensation and Nominating, Governance and Sustainability Committees. Ojeisekhoba has more than 20 years of senior leadership experience in the financial services industry. Since July 2016, he has served as the Chief Executive Officer Reinsurance for Swiss Re (SWX: SREN), where he is responsible for the company’s Reinsurance Business Unit, covering both property and casualty as well as life and health. He oversees the company’s reinsurance strategy and operations in more than 20 countries, providing his knowledge and expertise to clients throughout the world. Additionally, Ojeisekhoba serves as a member of Swiss Re’s Group Executive Committee. “Moses brings deep financial risk and operational expertise across all facets,” said Siddharth N. (Bobby) Mehta, Chairman of the JLL Board of Directors. “His leadership in client markets, corporate development, global operations and environmental, social and governance topics will help guide JLL’s continued growth journey.” “With his extensive international business experience and deep knowledge of the diversified global financial services industry, Moses will provide valuable insight supporting JLL’s ambitious growth strategy,” said Christian Ulbrich, JLL CEO. Ojeisekhoba holds a Bachelor of Science degree in Statistics from the University of Ibadan, Nigeria and a Master’s degree in Management from London Business School. He currently resides in Switzerland and has previously worked and lived in Nigeria, the United States, the United Kingdom and Singapore. In addition to Mehta, Ojeisekhoba and Ulbrich, JLL’s Board members include Hugo Bagué, Matthew Carter, Jr., Samuel A. Di Piazza, Jr., Tina Ju, Bridget Macaskill, Deborah H. McAneny, Jeetu Patel, Ann Marie Petach, Larry Quinlan and Efrain Rivera. – ends – About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $19.4 billion, operations in over 80 countries and a global workforce of more than 102,000 as of September 30, 2022. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@jll.com Exhibit 99.1